Exhibit 3.2

FIRST AMENDMENT TO

AMENDED AND RESTATED BYLAWS OF

QUOTIENT TECHNOLOGY INC.

The Amended and Restated Bylaws (the “Bylaws”) of Quotient Technology Inc., a Delaware corporation, are hereby amended effective as of June 29, 2022 as follows:

1. Section 2.2 of the Bylaws is hereby amended and restated to read in its entirety as follows:

“2.2. Number and Term of Office.

(a) Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, the number of directors shall initially be six (6) and, thereafter, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).

(b) Until the election of directors at the 2023 annual meeting of stockholders (the “2023 Annual Meeting”), the Board of Directors shall be divided into two classes of directors, Class I and Class II, with the directors in Class II having a term that expires at the 2023 Annual Meeting and the directors in Class I having a term that expires at the 2024 annual meeting of stockholders (the “2024 Annual Meeting”). The successors of the directors who, immediately prior to the 2022 annual meeting of stockholders (the “2022 Annual Meeting”), were members of Class II (and whose terms expired at the 2022 Annual Meeting) shall become members of Class II with a term expiring at the 2023 Annual Meeting; the directors who, immediately prior to the 2022 Annual Meeting, were members of Class III and whose terms were scheduled to expire at the 2023 Annual Meeting shall become members of Class II and shall continue to have terms expiring at the 2023 Annual Meeting; and the directors who, immediately prior to the 2022 Annual Meeting, were members of Class I and whose terms were scheduled to expire at the 2024 Annual Meeting shall become members of Class I and shall continue to have terms expiring at the 2024 Annual Meeting.

(c) Commencing with the election of directors at the 2023 Annual Meeting, there shall be a single class of directors, Class I, with all directors in Class I having a term that expires at the 2024 Annual Meeting. The successors of the directors who, immediately prior to the 2023 Annual Meeting, were members of Class II (and whose terms expire at the 2023 Annual Meeting) shall be elected at such meeting for a term that expires at the 2024 Annual Meeting, and the directors who, immediately prior to the 2023 Annual Meeting, were members of Class I and whose terms were scheduled to expire at the 2024 Annual Meeting shall continue to have terms expiring at the 2024 Annual Meeting.

(d) From and after the election of directors at the 2024 Annual Meeting, the Board of Directors shall cease to be classified and the directors elected at the 2024 Annual Meeting (and each annual meeting of the stockholders thereafter) shall be elected for a term expiring at the next annual meeting of the stockholders.”

2. Section 2.5 of the Bylaws is hereby amended and restated to read in its entirety as follows:

“2.5. Removal. Subject to the rights of the holders of any series of preferred stock then outstanding, until the Board of Directors shall cease to be classified, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause, by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. From and after the election of directors at the 2024 Annual Meeting when the Board of Directors shall cease to be classified, any director or the entire Board of Directors may be removed at any time, with or without cause, by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors; provided, that, whenever the holders of any class or classes of stock, or series thereof, are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, removal with or without cause of any directors elected by such class or classes of stock, or series thereof, will be by the holders of a majority of the shares of such class or classes of stock, or series of stock, then entitled to vote at an election of directors. Vacancies in the Board of Directors resulting from such removal referenced in this Section 2.5 may be filled by a majority of the directors then in office, though less than a quorum, or by the sole remaining director. Directors so chosen shall hold office until the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires.”

3. Except as set forth above, the remaining provisions of the Bylaws shall not be amended hereby and shall remain in full force and effect.